Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
HEARTLAND PAYMENT SYSTEMS, INC.

The undersigned, being the Chief Executive Officer of Heartland Payment Systems, Inc., a Delaware corporation, on behalf of said corporation, hereby certifies as follows:

FIRST:  The name of the corporation (hereinafter the “Corporation”) is Heartland Payment Systems, Inc..

SECOND:  The Corporation’s Certificate of Incorporation was filed on June 16, 2000.

THIRD:  Article 5(a) of the Restated Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby amended in its entirety to read as set forth below:

“ARTICLE 5.

(a) Authorized Capital Stock.  The total number of shares of capital stock which the Corporation is authorized to issue shall be 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

FOURTH:  The said Amended Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have executed this Certificate this 26th day of July 2005.

/s/ Robert O. Carr
Name: Robert O. Carr
Title: Chief Executive Officer